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                            CERTIFICATE OF INCORPORATION
                                         OF
                            CLONTECH MERGER CORPORATION


                                         I.

     The name of the corporation is:

                            Clontech Merger Corporation

                                        II.

          The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                                        III.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                        IV.

     A. This corporation is authorized to issue one class of stock to be designated, Common Stock ("Common Stock"). The total number of shares of capital stock this corporation shall have authority to issue is Fifty Million (50,000,000). The total number of shares of Common Stock this corporation shall have authority to issue is Fifty Million (50,000,000). The Common Stock shall have a par value of one tenth of one cent ($.001) per share.

                                         V.

     A. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (2) The Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an


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election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

          (4) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     B. (1) Subject to paragraph (h) of Section 43 of the Bylaws, and notwithstanding the fact that some lesser percentage may be specified law, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          (3) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering. Following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          (4) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                        VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


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     B.   Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                        VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                       VIII.

     The name and mailing address of the sole incorporator is as follows:

                    Andrea R. Cohen
                    Cooley Godward LLP
                    Five Palo Alto Square
                    3000 El Camino Real
                    Palo Alto, CA 94306


     IN WITNESS WHEREOF, this Certificate has been subscribed this seventh day of July, 1998, by the undersigned who affirms that the statements made herein are true and correct.


                                             /s/ Andrea R. Cohen
                                             -------------------
                                             Andrea R. Cohen
                                             Sole Incorporator



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